Berkshire Energy Resources
NASDAQ: BERK


FOR IMMEDIATE RELEASE

         ENERGY EAST AND BERKSHIRE ENERGY RESOURCES AGREE TO COMBINE
                         IN $96 MILLION TRANSACTION

ALBANY, NY, AND PITTSFIELD, MA (November 10, 1999) - The boards of directors of Energy East Corporation [NYSE: NEG] and Berkshire Energy Resources [NASD:
BERK] today announced that the companies have signed a definitive agreement under which Energy East will acquire all of the common shares of Berkshire for $38.00 per share in cash. The transaction has an equity market value of approximately $96 million based upon the approximately 2.5 million Berkshire common shares currently outstanding. Energy East will also assume approximately $40 million of Berkshire preferred stock and long-term debt. The acquisition will be accounted for as a purchase, and Energy East intends to finance it with debt and cash.

      Upon completion, Berkshire will become a wholly-owned subsidiary of Energy East. Berkshire's principal subsidiaries, Berkshire Gas Company, Berkshire Propane, Inc. and Berkshire Service Solutions serve approximately 40,000 customers, including 6,000 propane customers, in western
Massachusetts, southern Vermont and eastern New York. Berkshire will maintain its Pittsfield, Massachusetts headquarters.

      Wes von Schack, chairman, president and chief executive officer of Energy East said, "Berkshire Resources makes good strategic sense. It complements our growth strategies, particularly in Vermont and New Hampshire, and its propane business provides an opportunity for further expansion. Also, Berkshire's proximity to NYSEG in eastern Upstate New York and CTG Resources, Inc. [NYSE: CTG] in northern Connecticut makes it a good geographical fit."

      Scott Robinson, president and chief executive officer of Berkshire said, "We are pleased to announce this strategic combination with Energy East. Not only does it provide excellent value to our shareholders, but it also brings to Massachusetts a company with a demonstrated commitment to outstanding customer service, competition and economic development. This combination will be a real benefit to our customers, our employees and the communities that we serve."

      The transaction is conditioned, among other things, upon the approvals of Berkshire shareholders and the Securities and Exchange Commission (SEC). The companies anticipate that necessary approvals can be obtained within a year. No layoffs are anticipated as a result of this combination. The companies will seek to minimize workforce effects of the merger, primarily through attrition. The union contract will be honored.

      Chase Securities, Inc. acted as financial advisor to Energy East and Tucker Anthony Cleary Gull acted as financial advisor to Berkshire. Huber Lawrence & Abell acted as legal counsel to Energy East and Rich, May, Bilodeau & Flaherty, P.C. acted as legal counsel to Berkshire.

      Berkshire Energy Resources is a holding company whose subsidiaries include The Berkshire Gas Company, Berkshire Propane, Inc., and Berkshire Service Solutions, Inc.

      A natural gas utility serving western Massachusetts, Berkshire Gas serves 34,000 natural gas customers. The Company has been meeting the energy needs of customers in western Massachusetts for more than 145 years.

      Berkshire Propane provides retail propane service across a 5,000-square-mile territory in western Massachusetts, southern Vermont and eastern New York. Berkshire Propane was first established in 1955.

      Berkshire Service Solutions is engaged in the commodity sale of energy to commercial and industrial customers and provides on premise HVAC and plumbing services in commercial, industrial and residential markets.

      Energy East Corporation [NYSE: NEG] is a super-regional energy services and delivery company in the Northeast. Energy East is a leader in promoting competition and is committed to profitably growing its energy infrastructure. Upon completion of this acquisition and its mergers with Connecticut Energy Corporation [NYSE: CNE], CMP Group [NYSE: CTP] and CTG Resources - and including its current energy delivery subsidiary, NYSEG - Energy East will serve more than 1.3 million electricity customers and nearly 600,000 natural gas customers in New York and New England.

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Contacts for Energy East:          Contacts for Berkshire Energy Resources:
   Media:       Dan Farley            Media:      Chris Farrell
               (518) 434-3014                     (413) 445-0312

   Investors:  Thorn Dickinson        Investors:  Mike  Marrone
               (607) 347-2561                     (413) 445-0259